UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 13, 2023

TRAEGER, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40694	82-2739741
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1215 E Wilmington Ave., Suite 200
Salt Lake City, Utah	84106
(Address of principal executive offices)	(Zip Code)
(801) 701-7180
(Registrant’s telephone number, include area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	COOK	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 13, 2023, following mutual agreement between Traeger, Inc. (the “Company”) and each of the Company’s named executive officers, the Company’s Board of Directors (the “Board”) approved the cancellation and termination of the unearned performance-based restricted stock units (the “PSUs”) subject to the PSU awards originally granted to the executives on August 2, 2021. The table below sets forth the number of PSUs cancelled for each named executive officer:

Name	Cancelled PSUs (#)
Jeremy Andrus	4,150,910
Dominic Blosil	153,333
James Hardy	93,333

On the same day, the Board approved the grant to Mr. Andrus of an award of 1,037,728 performance-based restricted shares (the “Performance Shares”). The Performance Shares were issued under the Company’s 2021 Incentive Award Plan (the “Plan”) and are intended to retain and incentivize Mr. Andrus to lead our Company to sustained, long-term superior financial performance. Mr. Andrus will be eligible to receive an equity based compensation award in calendar year 2024, the terms and conditions of which will be determined by the Board or its Compensation Committee.

The Performance Shares are eligible to be earned upon the achievement of an Adjusted EBITDA goal during the fiscal year ending on December 31, 2023. If the Adjusted EBITDA goal is achieved, the earned Performance Shares will vest on March 31, 2024.

If the Adjusted EBITDA goal is not achieved, then the Performance Shares instead will become eligible to be earned based on the achievement of a stock price goal of $18.00 per share for the period beginning on January 1, 2024 and ending on August 2, 2031. If the stock price goal is achieved, the earned Performance Shares will vest on the later of March 31, 2024 and the date on which the stock price goal is achieved.

The vesting of the Performance Shares is in all cases subject to Mr. Andrus’s continued service as our Chief Executive Officer or Executive Chairman of our Board.

Upon a termination of Mr. Andrus’s service by us without cause, by Mr. Andrus for good reason, or due to Mr. Andrus’s death or disability (each as defined in his award agreement), any previously earned Performance Shares will vest, and any remaining Performance Shares will be forfeited and terminated without consideration as of the date of termination. The vesting of any Performance Shares upon a qualifying termination will be subject to Mr. Andrus’s timely execution and non-revocation of a general release of claims, and continued compliance with customary restrictive covenants.

In the event the Company incurs a change in control (as defined in the Plan), then any previously-earned Performance Shares will vest, and any remaining Performance Shares will vest if the $18.00 per share stock price goal is achieved based on the price per share received by or payable to our holders of our common stock in connection with the transaction. Any remaining Performance Shares will be forfeited and terminated without consideration as of immediately prior to the change in control.

Mr. Andrus is required to make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to the Performance Share, and to pay the withholding tax associated with the issuance of the Performance Shares. To the extent the Performance Shares vest, Mr. Andrus must hold such shares for two years following the applicable vesting date, subject to certain exceptions set forth in the award agreement.

The foregoing description of the Performance Shares does not purport to be complete and is qualified in its entirety by reference to the complete text of the award agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Performance-Based Restricted Stock Agreement by and between Traeger, Inc. and Jeremy Andrus, dated April 13, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Traeger, Inc.

Date: April 17, 2023	By:	/s/ Dominic Blosil
Dominic Blosil
Chief Financial Officer